UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2005

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Director Compensation

On November 9, 2005, the Board of Directors (the “Board”) of William Lyon Homes (the “Company”), upon the recommendation of the Compensation Committee of the Board, established new non-employee director compensation for service on the Board and on committees of the Board. Each non-employee director of the Company will receive an annual fee of $60,000 per year, payable $15,000 per calendar quarter, and $2,500 for each board meeting attended in person and $1,500 for each meeting attended via teleconference. In addition, the chairperson of the Audit Committee of the Board of Directors will be paid a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, the chairperson of each other committee of the Board of Directors will be paid a fee of $7,500 per year, payable $1,875 per calendar quarter, to serve in such capacity, and other committee members will be paid a fee of $2,000 per year, payable $500 per calendar quarter, per committee for service on committees of the Board of Directors.

Approval of Senior Executive Bonus Plan

On November 9, 2005, at the Annual Meeting of Stockholders of the Company, the stockholders of the Company approved the 2005 Senior Executive Bonus Plan (the “Plan”). The Plan was previously adopted by the Compensation Committee of the Board of the Company, subject to stockholder approval. The Plan applies to the Company’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) and its Division Presidents. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) consisting of two or more directors of the Company who are both (a) “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and (b) “outside directors” within the meaning of Section 162(m) of the Code. The Committee has broad discretion and power in interpreting and operating the Plan, provided that it will not exercise discretion in a manner inconsistent with the qualification of awards granted to executive officers of the Company whose compensation is subject to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as “performance based” compensation.

The Plan provides for bonuses only in respect of 2005. Under the terms of the Plan, the CEO and the COO will each be eligible to receive a bonus of 3% of the Company’s consolidated pre-tax, pre-bonus income. In addition, under the Plan, each Division President will be eligible to receive a bonus of 3% of the division’s pre-tax, pre-bonus income, determined after allocation to the division of its allocable portion of corporate general and administrative expenses. The Committee will exercise its discretion to increase or decrease the award of a particular executive in the event of extraordinary or substandard performance, which determination may be made on the basis of either objective or subjective criteria. However, the Committee will not exercise any discretion to increase the bonus of any executive officer of the Company whose compensation is subject to the deductibility limit of Section 162(m) of the Code above the amount determined under the formulas set forth above and may not waive the achievement of the applicable performance goals for such executive officers.

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An executive’s right to receive a bonus under the Plan is conditioned upon his or her being actively employed by the Company or its divisions or subsidiaries on the date of payment, except in the case of retirement, death or disability. Awards under the Plan will be paid over two years, with 75% paid following the determination of the bonus awards, and 25% paid one year later. The amounts payable one year later are conditioned upon continued employment to the date of payment, except in the case of retirement, death or disability. All awards under the Plan will be prorated downward if the sum of all of the calculated awards under the Plan and the Company’s 2005 bonus plans for other officers and employees of the Company and its subsidiaries would exceed 20% of the Company’s consolidated pre-tax, pre-bonus income.

The Company intends that performance awards granted to executive officers of the Company whose compensation is subject to the deductibility limit of Section 162(m) of the Code will qualify as “performance based” compensation. Before the payment of any award that is intended to constitute “performance based” compensation within the meaning of Section 162(m) of the Code, the Committee shall certify in writing that the applicable performance criteria have been achieved to the extent necessary for such award to so qualify. The Committee shall have the power to impose such other restrictions on awards intended to constitute “performance based” compensation as it may deem necessary or appropriate to ensure that such awards satisfy all requirements to constitute “performance based” compensation within the meaning of Section 162(m), or which are not inconsistent with such requirements. However, the Company reserves the authority to award compensation that is not deductible under Section 162(m) to the Company’s executive officers to the extent consistent with other compensation objectives.

A copy of the Plan is filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

10.1	2005 Senior Executive Bonus Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated November 15, 2005

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description

10.1	2005 Senior Executive Bonus Plan.

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